Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form F-4 dated January 10, 2005 of Harmony Gold Mining Company Limited of our report dated December 12, 2003, relating to the consolidated financial statements of ARMGold/Harmony Freegold Joint Venture (Pty) Limited and its subsidiaries for the year ended June 30, 2003 and as of and for the six-month period ended June 30, 2002, which appear in Harmony Gold Mining Company Limited’s Annual Report on Form 20-F/A for the year ended June 30, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Inc.

PricewaterhouseCoopers Inc.

Johannesburg, South Africa

January 10, 2005